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                                                                     EXHIBIT 5.1

                    (LETTERHEAD OF CAHILL GORDON AND REINDEL)

                                  April 3, 2003



                                                                  (212) 701-3000

Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170

                            Re: Energy Partners, Ltd.

Ladies and Gentlemen:

                   We have acted as counsel to Energy Partners, Ltd., a Delaware corporation (the "Company"), in connection with the Form S-3 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale (1) by the Company of up to $40,000,000 of the Company's common stock, par value $0.01 per share (the "Common Stock") and (2) by the selling stockholders identified in the Registration Statement of up to $30,000,000 of Common Stock, plus up to $10,500,000 of Common Stock issuable upon exercise of the underwriters' over-allotment option.

                  In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

                  Based upon the foregoing, we advise you that in our opinion,
(1) the shares of Common Stock to be sold by the Company, when issued in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable and (2) the shares of


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Common Stock to be sold by the selling stockholders have been legally issued and are fully paid and non-assessable.

                  In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and the judicial decisions interpreting these laws, and the federal laws of the United States of America.

                  We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                                  Very truly yours,

                                                  /s/ CAHILL GORDON & REINDEL